SEWARD & KISSEL LLP
                                901 K Street, NW
                              Washington, DC 20001


                           Telephone: (202) 737-8833
                           Facsimile: (202) 737-5184
                                 www.sewkis.com



                                                   October 5, 2012



AllianceBernstein Global Risk Allocation Fund, Inc.
1345 Avenue of the Americas
New York, New York  10105

Ladies and Gentlemen:

       We have acted as counsel for AllianceBernstein Global Risk Allocation Fund, Inc. (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares, par value per share as set forth in the Company's Charter, of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class R Common Stock, Class K Common Stock, Class I Common Stock and Advisor Class Common Stock, as applicable (each a "Class" and collectively the "Shares"), of the Company. The Company is a Maryland corporation and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

       As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission") to become effective on October 8, 2012 pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the "Registration Statement") in which this letter is included as Exhibit (i). We have examined the Charter and By-laws of the Company and any amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

       Based on such examination, we are of the opinion that the Shares of the Company to be offered for sale pursuant to the Registration Statement of the Company are, to the extent of the numbers of Shares of the relevant Classes of the Company authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of the State of Maryland.

       We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

       We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information--Counsel" in Part B thereof.

                                                   Very truly yours,


                                                   /s/Seward & Kissel LLP


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